Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ILLINOIS POWER GENERATING COMPANY EMERGES FROM CHAPTER 11

HOUSTON (February 2, 2017) —Dynegy Inc. (NYSE: DYN) and Illinois Power Generating Company (Genco), an indirect, wholly owned subsidiary of Dynegy, announced that Genco emerged earlier today from its Chapter 11 restructuring after successfully implementing its plan of reorganization, approved January 25 by the Southern District of Texas Bankruptcy Court.

With Genco debt holder cooperation and approval, the two-month long Genco reorganization:

•                  eliminated $825 million of unsecured Genco bonds

•                  provided participating eligible Genco bondholders their share (across all noteholders) of approximately:

•                  $181.7 million of 8.034% new unsecured senior notes due 2024 issued by Dynegy with covenants that are substantially similar to Dynegy’s existing 5.875% senior notes due 2023

•                  8.6 million seven-year warrants issued by Dynegy that are each exercisable into one share of Dynegy common stock for an exercise price of $35.00

•                  $87.1 million of cash

•                  provided participating non-eligible Genco bondholders their share (across all noteholders) of approximately $17.1 million of cash

•                  reduced consolidated annual cash interest expense by approximately $45 million

•                  simplified Dynegy’s capital and organizational structure

•                  situated the Genco plants in a stronger competitive position

FORWARD-LOOKING STATEMENT

This news release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements,” particularly those statements concerning the benefits of the restructuring. Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations is contained in Dynegy’s filings with the Securities and Exchange Commission (the SEC). Specifically, Dynegy makes reference to, and incorporates herein by reference, the sections entitled “Risk Factors” in its 2015 Form 10-K and subsequent Forms 10-Q. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts:

Media: David Onufer, 713.767.5800; Analysts: 713.507.6466